Exhibit 10.2

2010 Performance Bonus Plan for S. Nunes - SVP of Sales & Marketing (this “Plan”)

1.       Overview

a.

A bonus (in the form of cash) shall be payable based on achievement of certain annual sales metrics of installs and procedures as set forth in the Company’s 2010 SVP of S&M Metric Scorecard, which are based on the Company’s 2010 Metrics Scorecard.

2.       Target Bonus

a.	Executive shall receive a bonus of $30,000 if all of the annual target metrics as indicated in the 2010 SVP of S&M Metrics Scorecard are achieved (the “Target Bonus”).

3.       Incremental Bonus

a.

Executive shall receive an incremental bonus for each of the annual incremental bonus metrics achieved as indicated in the 2010 SVP of S&M Metrics Scorecard (the “Incremental Bonus”). The total potential Incremental Bonus is $70,000 if all of the incremental bonus metrics are achieved.

4.       At Plan Bonus

a.

Executive shall eligible to receive an annual bonus of $50,000 for achieving the At Plan Bonus metrics as indicated in the 2010 SVP of S&M Metrics Scorecard (the “At Plan Bonus”). In order for Executive to earn the At Plan Bonus, each of the At Plan metrics must be achieved on a year-to-date basis throughout 2010. If any of the At Plan metrics are not achieved on a year-to-date basis, then Executive shall not be eligible for the At Plan Bonus.

5.       Conditions

a.	No Bonus will be paid under this Plan unless Executive is an active, full-time Executive of the Company in good standing as of December 31, 2010 and the date of distribution of any Bonus.
b.

The Company shall not be required to fund or otherwise segregate any cash or any other assets that may at any time be paid to Executive under this Plan. This Plan shall constitute an “unfunded” plan of the Company. The Company shall not, by any provision of this Plan, be deemed to be a trustee of any property, and any rights of Executive shall be limited to those of a general unsecured creditor.

c.

The Company shall have the right to make such provisions as it deems necessary or appropriate to satisfy any withholding obligations it may have under federal, state or local income or other tax laws. The Company shall have no liability for any tax imposed on Executive as a result of any Bonus paid or payable to Executive under this Plan.

d.

All questions pertaining to the construction, regulation, validity and effect of the provisions of this Plan shall be determined in accordance with the laws of the State of Florida without regard to its conflict of law provisions.

e.

Executive may be disqualified from this Plan for any wrongful act, falsification of records, manipulation of accounts, violation of policy or procedure, including without limitation, material non-compliance with the Company’s Business Conduct Standards, or other misconduct that, in the sole discretion of the Company’s Executive Management’s compliance committee (which shall include the Chief Executive Officer), is sufficient reason for disqualification.

Approved by the Committee February 17, 2010